                                                                     EXHIBIT 4.4
                                                                     -----------

                                 AMENDMENT NO. 1

                 TEFRON LTD. 1997 SHARE OPTION PLAN (THE "PLAN")

                            EFFECTIVE AUGUST 15, 1999


The first sentence of Section 6.1 of the Plan is amended and restated to read as follows:

     Subject to adjustment as provided in Paragraph 8 below, a total of 1,766,049 (One Million Seven Hundred Sixty Six Thousand Forty Nine) Ordinary Shares, NIS 1.00 par value per share of the Company (the "Shares"), shall be subject to this Plan.